CannaSys, Inc. Partners with PhytaTech Labs for CannaLIMS Development and Implementation

Denver, CO—April 21, 2015—CannaSys, Inc. (“CannaSys”) (OTCQB: MJTK), a provider of technology solutions to the regulated cannabis industry, has signed a definitive agreement for the first installation of its CannaLIMS software, a Lab Information Management System (LIMS), targeted for Cannabis testing facilities and partners.  The first implementation with PhytaTech labs is slated to be in production within four weeks.

CannaLIMS is an extremely cost-effective platform for testing facilities to track their internal processes, data collection, instrument integration, and reporting capabilities while providing third-party integration with content publishers and regulatory APIs.  CannaSys is developing the product as a focused and relevant offering for testing facilities without the burdensome overhead that can be common in many other LIMS implementations and configurations.

“While doing consulting work for various cannabis labs, we saw a great opportunity in the space, and potentially beyond, to develop a streamlined LIMS that affords new and existing labs the opportunity to have a robust lab and workflow management system at a much lower price and without much of the complexity and noise that existing LIMS platforms present,” said Brandon Jennewine, CannaSys, Inc.’s CEO.

“We are constantly seeking to create value for our customers at the cutting edge of the lab testing industry.” said PhytaTech Laboratory Director Stephen Goldman.  “This partnership is an opportunity to help develop and launch the premier lab management tool in the business.”

About CannaSys, Inc.
CannaSys, Inc. creates, develops, and commercializes innovative technology to solve problems, create opportunities, and streamline the connections among producer, seller, and consumer/patient segments in the cannabis industry.  CannaSys has developed several high-impact, low-cost product sets that help existing and new cannabis participants to monetize their offerings.  CannaSys plans to develop, acquire, and build partnerships in order to bring additional solutions to market in both established and developing medical and recreational cannabis states.  For further information, please visit www.cannasys.com.

About PhytaTech CO, LLC
PhytaTech CO, LLC, is an independent, state-of-the-science laboratory based in Denver that provides advanced phytochemical potency, quality, and safety testing as well as science-based products and services to the Cannabis industry. In testing, PhytaTech offers growers, manufacturers, and dispensaries a full suite of cannabinoid, terpene, plant tissue, soil, residual solvent, and microbial analysis. The lab also works with industry partners to develop new testing methodologies and analytics to meet the need for standardization and certification of phytochemical products statewide.  For more information, please visit www.phytatech.com.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Daniel Rogers
Tel:  1-800-420-4866
Email: dan@cannasys.com
Web:  www.cannasys.com